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NAME OF REGISTRANT

Franklin California Tax-Free Trust
File No. 811-04356

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Franklin California Insured Tax-Free Income Fund and the
Franklin
California Intermediate-Term Tax-Free Income Fund, began offering Advisor Class shares on October 1, 2008.